Exhibit 99.1

News Release

CONTACT: Investor Relations
Taylor Morrison Home Corporation
(480) 734-2060
investor@taylormorrison.com

Taylor Morrison Reports Third Quarter 2020 Results, Including 53% Year-Over-Year Growth in Net Sales Pace per Community

SCOTTSDALE, Ariz., Oct. 28, 2020 — Taylor Morrison Home Corporation (NYSE: TMHC), the nation’s fifth largest homebuilder, today announced financial results for the third quarter ended Sept. 30, 2020. The Company reported net income of $115 million, or $0.87 per diluted share, up 38 percent year over year. Excluding transaction-related expenses and refinancing charges, adjusted net income was $133 million, or $1.01 per diluted share, up 53 percent year over year.

The Company’s third quarter included the following results, as compared to the prior-year period:

•	Monthly absorptions increased 53 percent to 3.8 net sales per community, the highest level in our public company history.

•	Total revenue increased 54 percent to $1.70 billion.

•	GAAP home closings gross margin equaled 17.2 percent.

•	Adjusted home closings gross margin, exclusive of purchase accounting impacts, equaled 17.8 percent.

•	SG&A as a percentage of home closings revenue declined 210 basis points to 9.0 percent.

“I am pleased with how our team has navigated the unprecedented environment, allowing us to deliver our stronger-than-expected third quarter performance, including more than 70 percent growth in our net income,” said Sheryl Palmer, Taylor Morrison Chairman and CEO. “Following the third quarter strength, our monthly sales pace per community in October has accelerated from September and is on track to increase more than 50 percent year over year as demand has been remarkably resilient across our markets and price points.”

“With a number of tailwinds driving today’s robust housing market that we expect will persist for the foreseeable future, we are well suited to meet the demand after years of strategic transformation that has provided us with enhanced operating efficiencies and greater depth in each of our markets and consumer segments. With our integration of William Lyon Homes on track to be mostly complete by year end, our top priority entering 2021 is demonstrating the benefits of our expanded scale through improved financial performance as a fully-aligned organization.”

“During the quarter, the Company made further progress in deleveraging our balance sheet by paying off some of the debt assumed in the William Lyon Homes acquisition and a portion of our corporate revolver,” said Dave Cone, Executive Vice President and Chief Financial Officer. “Given the faster-than-anticipated deleveraging achieved thus far, we now expect to reduce our net debt-to-capital ratio to the high-30 percent range by the end of 2021. With nearly $1 billion in available liquidity, we are in a strong position to reinvest in the business and opportunistically manage our balance sheet to drive improved returns.”

Business Highlights (All comparisons are of the current quarter to the prior-year period, unless indicated.)

Homebuilding

•	Net sales orders increased 74 percent to 4,425, driven in part by the benefit from our acquisition of William Lyon Homes in February as well as a continuation of strong demand trends.

•	Monthly absorptions increased 53 percent to 3.8 net sales per community, the highest level in our public company history.

•

Average community count increased approximately 14 percent to 393, although this was down four percent from 411 in the second quarter of 2020 due to accelerated close-outs of existing communities from strong sales activity.

•

Home closings revenue increased 53 percent to $1.64 billion, driven by 51 percent growth in closings and a one percent increase in average sales price to approximately $473,000. Closings volume exceeded our prior guidance due to increased inventory home sales.

•	Home closings gross margin was 17.2 percent, which exceeded the guidance range provided last quarter. Excluding purchase accounting, adjusted gross margin was 17.8 percent.

•	SG&A as a percentage of home closings revenue was 9.0 percent, representing 210 basis points of leverage over the prior year given increased scale, cost control measures and strong market conditions.

•	The Company had 7,761 units in backlog, up 47 percent, with a sales value of $3.8 billion, up 48 percent.

Land Portfolio

•	The Company invested more than $370 million in land and development during the quarter.

•

Total homebuilding lot supply equaled approximately 68,200, representing 4.8 years of supply based on trailing twelve-month closings on a pro-forma basis giving effect to the acquisition of William Lyon Homes. Owned lots equaled 3.4 years of supply.

Financial Services

•	The financial services’ capture rate increased to 83 percent from 81 percent in the second quarter of 2020 and 77 percent in the third quarter of 2019, reaching the highest level since 2015.

Balance Sheet

•

At quarter end, total available liquidity equaled approximately $991 million, including $548 million of unrestricted cash and $443 million of undrawn capacity on the Company’s $800 million corporate revolver.

•

The Company refinanced a portion of its 2023 and 2025 senior notes in July and repaid the remaining balance of those same notes in September for a total reduction of $285 million paid with cash on hand and repaid $200 million of its revolver, of which it expects to pay down all or substantially all of the outstanding balance by year end.

•	The net debt-to-capitalization ratio declined to 41.6 percent from 46.0 percent at the end of the second quarter.

•	Since its acquisition of William Lyon Homes in February, the Company has paid down a total of $497 million of net debt, representing an approximate 17 percent decrease.

Business Outlook

Fourth Quarter 2020

•	Average active community count is expected to be approximately 375 to 380

•	Home closings are expected to be about 3,050

•	GAAP home closings gross margin, inclusive of capitalized interest and purchase accounting, is expected to be approximately 18 percent

•	Effective tax rate is expected to be approximately 23.0 percent

•	Diluted share count is expected to be approximately 131 million

Full Year 2020

•	Average active community count is expected to be approximately 385 to 390

•	Home closings are expected to be approximately 12,500

•	GAAP home closings gross margin, inclusive of capitalized interest and purchase accounting, is expected to be in the mid-16 percent range

•	SG&A as a percentage of home closings revenue is expected to be in the high-nine percent range

•	Effective tax rate is expected to be approximately 24.5 percent

•	Diluted share count is expected to be approximately 129 million

•	Land and development spend is expected to be approximately $1.4 billion to $1.5 billion

Quarterly Financial Comparison

(Dollars in thousands)

	Q3 2020	Q3 2019	Q3 2020 vs. Q3 2019

Total Revenue	$1,699,434	$1,105,105	53.8%

Home Closings Revenue	$1,640,584	$1,073,110	52.9%

Home Closings Gross Margin	$282,388	$199,008	41.9%

	17.2%	18.5%	130 bps decrease

Adjusted Home Closings Gross Margin	$291,301	$199,008	46.4%

	17.8%	18.5%	70 bps decrease

SG&A	$147,167	$119,099	23.6%

% of Home Closings Revenue	9.0%	11.1%	210 bps leverage

Earnings Webcast

A public webcast to discuss the third quarter 2020 earnings will be held later today at 8:30 a.m. Eastern time. The participant dial-in is 1 (855) 470-8731 and the passcode is 3476262. More information can be found on the Company’s investor relations website at investors.taylormorrison.com. A webcast replay will also be available on the site later today and will be available for one year from the date of the original earnings call.

About Taylor Morrison

Taylor Morrison Home Corporation (NYSE: TMHC) is a leading national homebuilder and developer that has been recognized as the 2016-2020 America’s Most Trusted® Home Builder by Lifestory Research. Based in Scottsdale, Arizona we operate under three well-established brands, Taylor Morrison, Darling Homes and William Lyon Signature. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and active adult buyers. In Texas, Darling Homes builds communities with a focus on individuality and custom detail while delivering on the Taylor Morrison standard of excellence. We also have an exclusive partnership with Christopher Todd Communities, a growing Phoenix-based developer of innovative, luxury rental communities to operate a “Build-to-Rent” homebuilding business.

For more information about Taylor Morrison, Darling Homes and William Lyon Signature, please visit www.taylormorrison.com or www.darlinghomes.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: the scale and scope of the recent COVID-19 (coronavirus) outbreak and resulting pandemic; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; inflation or deflation; the seasonality of our business; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; risks related to the integration of William Lyon Homes; the ability to recognize the anticipated benefits from the combination of Taylor Morrison and William Lyon Homes; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Home closings revenue, net	$1,640,584	$1,073,110	$4,376,218	$3,205,252
Land closings revenue	6,756	4,420	40,241	14,391
Financial services revenue	47,451	23,254	115,787	62,117
Amenity and other revenue	4,643	4,321	39,572	13,863

Total revenues	1,699,434	1,105,105	4,571,818	3,295,623
Cost of home closings	1,358,196	874,102	3,672,923	2,619,968
Cost of land closings	5,217	2,934	42,636	9,418
Financial services expenses	22,207	12,829	65,650	36,595
Amenity and other expense	4,125	4,166	38,986	12,754

Total cost of revenues	1,389,745	894,031	3,820,195	2,678,735
Gross margin	309,689	211,074	751,623	616,888
Sales, commissions and other marketing costs	102,015	76,765	282,380	226,809
General and administrative expenses	45,152	42,334	146,790	120,990
Equity in income of unconsolidated entities	(2,957)	(2,103)	(8,878)	(7,983)
Interest income, net	(347)	(959)	(1,244)	(2,250)
Other expense/(income), net	1,830	389	7,424	(1,492)
Transaction expenses	4,791	617	109,877	6,496
Loss on extinguishment of debt, net	10,247	3,610	10,247	5,806

Income before income taxes	148,958	90,421	205,027	268,512
Income tax provision	33,759	23,385	52,162	68,307

Net income before allocation to non-controlling interests	115,199	67,036	152,865	200,205
Net income attributable to non-controlling interests - joint ventures	(422)	(24)	(3,845)	(211)

Net income available to Taylor Morrison Home Corporation	$114,777	$67,012	$149,020	$199,994

Earnings per common share
Basic	$0.88	$0.64	$1.17	$1.86
Diluted	$0.87	$0.63	$1.16	$1.84
Weighted average number of shares of common stock:
Basic	129,775	105,472	127,113	107,389
Diluted	131,433	106,852	128,081	108,599

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$547,916	$326,437
Restricted cash	1,144	2,135

Total cash, cash equivalents, and restricted cash	549,060	328,572
Owned inventory	5,300,106	3,967,359
Consolidated real estate not owned	122,776	19,185

Total real estate inventory	5,422,882	3,986,544
Land deposits	138,160	39,810
Mortgage loans held for sale	172,501	190,880
Derivative assets	6,800	2,099
Lease right of use assets	71,319	36,663
Prepaid expenses and other assets, net	223,891	85,515
Other receivables, net	90,722	70,447
Investments in unconsolidated entities	125,132	128,759
Deferred tax assets, net	273,983	140,466
Property and equipment, net	95,546	85,866
Intangible assets, net	950	637
Goodwill	663,502	149,428

Total assets	$7,834,448	$5,245,686

Liabilities
Accounts payable	$188,470	$164,580
Accrued expenses and other liabilities	398,489	325,368
Lease liabilities	80,270	42,317
Income taxes payable	30,497	3,719
Customer deposits	256,295	167,328
Estimated development liability	35,444	36,705
Senior notes, net	2,452,526	1,635,008
Loans payable and other borrowings	332,953	182,531
Revolving credit facility borrowings	285,000	—
Mortgage warehouse borrowings	109,593	123,233
Liabilities attributable to consolidated real estate not owned	122,776	19,185

Total liabilities	$4,292,313	$2,699,974

Stockholders’ Equity
Total stockholders’ equity	3,542,135	2,545,712

Total liabilities and stockholders’ equity	$7,834,448	$5,245,686

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended September 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2020	2019	Change	2020	2019	Change	2020	2019	Change

East	1,216	1,029	18.2%	$499,212	$434,446	14.9%	$411	$422	(2.6)%

Central	913	653	39.8	423,642	309,954	36.7	464	475	(2.3)

West	1,340	614	118.2	717,730	328,710	118.3	536	535	0.2

Total	3,469	2,296	51.1%	$1,640,584	$1,073,110	52.9%	$473	$467	1.3%

	Nine Months Ended September 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2020	2019	Change	2020	2019	Change	2020	2019	Change

East	3,298	3,063	7.7%	$1,362,082	$1,258,758	8.2%	$413	$411	0.5%

Central	2,791	1,944	43.6	1,270,215	924,411	37.4	455	476	(4.4)

West	3,353	1,821	84.1	1,743,921	1,022,083	70.6	520	561	(7.3)

Total	9,442	6,828	38.3%	$4,376,218	$3,205,252	36.5%	$463	$469	(1.3)%

Net Sales Orders:
	Three Months Ended September 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2020	2019	Change	2020	2019	Change	2020	2019	Change

East	1,548	1,161	33.3%	$682,744	$463,201	47.4%	$441	$399	10.5%

Central	1,133	759	49.3	537,265	360,413	49.1	474	475	(0.2)

West	1,744	620	181.3	946,439	331,133	185.8	543	534	1.7

Total	4,425	2,540	74.2%	$2,166,448	$1,154,747	87.6%	$490	$455	7.7%

	Nine Months Ended September 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2020	2019	Change	2020	2019	Change	2020	2019	Change

East	4,085	3,611	13.1%	$1,728,989	$1,469,468	17.7%	$423	$407	3.9%

Central	3,042	2,380	27.8	1,398,896	1,129,506	23.9	460	475	(3.2)

West	4,217	1,974	113.6	2,221,838	1,061,312	109.3	527	538	(2.0)

Total	11,344	7,965	42.4%	$5,349,723	$3,660,286	46.2%	$472	$460	2.6%

Sales Order Backlog:

	As of September 30,
	Sold Homes in Backlog			Sales Value			Average Selling Price
(Dollars in thousands)	2020	2019	Change	2020	2019	Change	2020	2019	Change

East	2,603	2,186	19.1%	$1,158,391	$935,273	23.9%	$445	$428	4.0%

Central	2,331	1,856	25.6	1,119,626	936,889	19.5	480	505	(5.0)

West	2,827	1,253	125.6	1,474,011	662,440	122.5	521	529	(1.5)

Total	7,761	5,295	46.6%	$3,752,028	$2,534,602	48.0%	$483	$479	0.8%

Average Active Selling Communities:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change

East	145	153	(5.2)%	146	162	(9.9)%

Central	122	135	(9.6)	130	138	(5.8)

West	126	58	117.2	116	59	96.6

Total	393	346	13.6%	392	359	9.2%

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we have provided information in this press release relating to: (i) adjusted income before income taxes, (ii) EBITDA and adjusted EBITDA, (iii) adjusted net income and adjusted earnings per share, (iv) net homebuilding debt to capitalization ratio, (v) adjusted home closings gross margin, and (vi) adjusted income before income taxes margin.

Adjusted income before income taxes is a non-GAAP financial measure that reflects our income before income taxes excluding the impact of purchase accounting adjustments related to the acquisition of William Lyon Homes (“WLH”), transaction expenses and loss on extinguishment of debt, as applicable. EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude interest income/(expense), net, amortization of capitalized interest, income taxes, depreciation and amortization (EBITDA), non-cash compensation expense, if any, purchase accounting adjustments relating to the acquisition of WLH, transaction expenses and loss on extinguishment of debt, as applicable. Adjusted net income and adjusted earnings per share are non-GAAP financial measures that reflect the net income available to the Company excluding the impact of purchase accounting adjustments relating to the acquisition of WLH, transaction expenses, loss on extinguishment of debt and the tax impact due to such adjustments. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, less unamortized debt issuance costs/premiums and mortgage warehouse borrowings, net of unrestricted cash and cash equivalents, by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity). Adjusted home closings gross margin is a non-GAAP financial measure based on GAAP home closings gross margin (which is inclusive of capitalized interest), excluding purchase accounting adjustments relating to the acquisition of WLH.

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluate our performance against other companies in the homebuilding industry. A reconciliation of our forward-looking net homebuilding debt to capitalization ratio to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. In the future, we may include additional adjustments in the above described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted income before income taxes and related margin, adjusted net income and adjusted earnings per share, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason. We believe that adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the varying effects of items or transactions we do not believe are characteristic of our ongoing operations or performance.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

Adjusted Net Income and Adjusted Earnings Per Share

	Three Months Ended September 30,
(Dollars in thousands, except per share data)	2020	2019
Net income available to TMHC	$114,777	$67,012
William Lyon Homes related purchase accounting adjustments	8,913	—
Transaction expenses	4,791	617
Loss on extinguishment of debt, net	10,247	3,610
Tax impact due to Purchase accounting adjustments, Transaction expenses and Loss on extinguishment of debt	(5,810)	(1,095)

Adjusted net income	$132,918	$70,144

Basic weighted average shares	129,775	105,472
Adjusted earnings per common share - Basic	$1.02	$0.67

Diluted weighted average shares	131,433	106,852
Adjusted earnings per common share - Diluted	$1.01	$0.66

Adjusted Income Before Income Taxes and Related Margin

	Three Months Ended September 30,
(Dollars in thousands)	2020	2019
Income before income taxes	$148,958	$90,421
William Lyon Homes related purchase accounting adjustments	8,913	—
Transaction expenses	4,791	617
Loss on extinguishment of debt, net	10,247	3,610

Adjusted income before income taxes	$172,909	$94,648

Total revenues	$1,699,434	$1,105,105

Income before income taxes margin	8.8%	8.2%
Adjusted income before income taxes margin	10.2%	8.6%

Adjusted Home Closings Gross Margin

	Three Months Ended September 30,
(Dollars in thousands)	2020	2019
Home closings revenue	$1,640,584	$1,073,110
Cost of home closings	1,358,196	874,102

Home closings gross margin	$282,388	$199,008
William Lyon Homes homebuilding related purchase accounting adjustments	8,913	—

Adjusted home closings gross margin	$291,301	$199,008

Home closings gross margin as a percentage of home closings revenue	17.2%	18.5%
Adjusted home closings gross margin as a percentage of home closings revenue	17.8%	18.5%

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended September 30,
(Dollars in thousands)	2020	2019
Net income before allocation to non-controlling interests	$115,199	$67,036
Interest income, net	(347)	(959)
Amortization of capitalized interest	34,321	22,144
Income tax provision	33,759	23,385
Depreciation and amortization	1,714	1,262

EBITDA	$184,646	$112,868
Non-cash compensation expense	5,272	3,693
William Lyon Homes related purchase accounting adjustments	8,913	—
Transaction expenses	4,791	617
Loss on extinguishment of debt, net	10,247	3,610

Adjusted EBITDA	$213,869	$120,788

Total revenues	$1,699,434	$1,105,105
EBITDA as a percentage of total revenues	10.9%	10.2%
Adjusted EBITDA as a percentage of total revenues	12.6%	10.9%

Net Homebuilding Debt to Capitalization Ratio Reconciliation

(Dollars in thousands)	As of September 30, 2020	As of June 30, 2020
Total debt	$3,180,072	$3,769,740
Less unamortized debt issuance premiums, net	2,526	23,832
Less mortgage warehouse borrowings	109,593	149,784

Total homebuilding debt	$3,067,953	$3,596,124
Less cash and cash equivalents	547,916	674,685

Net homebuilding debt	$2,520,037	$2,921,439
Total equity	3,542,135	3,424,740

Total capitalization	$6,062,172	$6,346,179

Net homebuilding debt to capitalization ratio	41.6%	46.0%